Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

OF

PACIFIC PREMIER BANCORP, INC.

The undersigned hereby certifies that:

1.             He is the duly elected and acting President, Chief Executive Officer and Chief Operating Officer of Pacific Premier Bancorp, Inc., a Delaware corporation (the “Corporation”).

2.             The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on December 6, 1996.

3.             Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Paragraph A. of Article FOURTH of the Corporation’s Certificate of Incorporation to read in its entirety as follows:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixteen million (16,000,000) consisting of:

1.                                       One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.                                       Fifteen million (15,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).”

4.             The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed in Orange County, California, on June 17, 2003.

Steven R. Gardner,
President, CEO and COO
Pacific Premier Bancorp, Inc.